EXHIBIT 4.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of this              day of              2002 by and between Logitech International S.A., a Swiss company (the “Company”), and              (“Indemnitee”).

WHEREAS, the Company has issued its registered shares through a registered public offering in the United States, and as a result, Indemnitee is exposed to litigation risks arising from claims that may be made under U.S. laws;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining directors’ and officers’ liability insurance, the significant increases in the cost of such insurance and the general limitations in the coverage of such insurance;

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Company or a subsidiary of the Company (“Subsidiary”) may not be willing to serve or continue to serve as officers and directors without additional protection; and

WHEREAS, the Company benefits from going public in the United States and desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company or a Subsidiary and to indemnify these officers and directors so as to provide them with the maximum protection permitted by law.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.    Indemnification.

(a) Third Party Proceedings.    The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed direct action proceeding or alternative dispute resolution (other than an action in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any Subsidiary, or by reason of any action or inaction on the part of Indemnitee while an officer or director, against expenses (including attorneys’ fees), judgments and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if and to the extent Indemnitee acted without intentional misconduct or gross negligence.

(b) Proceedings in the Right of the Company.    The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or alternative dispute resolution in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any Subsidiary by reason of any action or inaction on the part of Indemnitee while an officer or director, against such expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if and to the extent such action or proceeding is adjudged in favor of Indemnitee.

(c) Scope.    Notwithstanding any other provision of this Agreement, Indemnitee shall be entitled to such indemnification, reimbursement and the like only to the extent permitted under Swiss law.

(d) Nonexclusivity.    The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under any other agreement to which Indemnitee is a party, including the Indemnification Agreement entered into by and between Indemnitee and Logitech, Inc., a California corporation and a Subsidiary. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding.

2.    Indemnification Procedure.

(a) Notice/Cooperation by Indemnitee.    Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(b) Procedure.    Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Statuts or Organizational Regulations providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 10 of this

Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company.

3.    Partial Indemnification.    If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, (including attorneys’ fees), or judgments actually and reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of any civil action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses or judgments to which Indemnitee is entitled.

4.    Mutual Acknowledgment.    Both the Company and Indemnitee acknowledge that in certain instances, applicable law or public policy may prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission or any other governmental agency of competent jurisdiction to submit the question of indemnification to a court in certain circumstances for a determination if the Company is right under applicable law or public policy to indemnify Indemnitee.

5.    Severability.    Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

7.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

8.    Contribution.    If the indemnification provided for in Section 2 above for any reason is held by a court of competent jurisdiction to be unavailable to Indemnitee in respect of any expenses and any other amount Indemnitee becomes legally obligated to pay, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction which resulted in such expenses or any other amounts Indemnitee is legally obligated to pay, as well as any other relevant equitable considerations.

9.    Construction of Certain Phrases.    References to the “Company” shall include, in addition to Logitech International S.A., any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger to which Logitech International S.A. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director or officer of another company, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving company as Indemnitee would have with respect to such constituent company if its separate existence had continued.

10.    Binding Effect; Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.

11.    Attorneys’ Fees.    To the maximum extent provided for under Swiss law, in the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, except for the pro-rata amount of any such costs and expenses relating to material assertions that, as a part of such action, the court of competent jurisdiction determines were not made in good faith or were frivolous. To the maximum extent provided for under Swiss law, in the event of an action instituted in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys, fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), except for the pro-rata amount of any such court costs and expenses relating to material assertions that, as a part of such action, the court determines were not made in good faith or were frivolous.

12.    Notice.    All notices, requests, demands and other communications under this Agreement shall be in writing. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

13.    Consent to Jurisdiction.    The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Ordinary Court of the District of Aubonne for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in such courts.

14.    Choice of Law.    This Agreement shall be governed by and its provisions construed in accordance with the laws of Switzerland with the exclusion of its Federal Statute regarding International Private Law.

15.    Subrogation.    In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

16.    Amendment and Termination.    No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

17.    Integration and Entire Agreement.    This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

18.    No Construction as Employment Agreement.    Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LOGITECH INTERNATIONAL S.A.

CH-1143 Apples

Switzerland

By:	By:

Name: Daniel Borel	Name: François Bavaud

Title: Chairman of the Board	Title: Director

AGREED TO AND ACCEPTED:

INDEMNITEE

(signature)

Address:

6